Exhibit 99.2
For Immediate News Release
July 28, 2021
AVALONBAY COMMUNITIES, INC. ANNOUNCES
SECOND QUARTER 2021 OPERATING RESULTS AND
THIRD QUARTER AND FULL YEAR 2021 FINANCIAL OUTLOOK

(Arlington, VA) AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Net Income Attributable to Common Stockholders for the three months ended June 30, 2021 was $447,953,000. This resulted in an increase in Earnings per Share – diluted (“EPS”) for the three months ended June 30, 2021 of 165.3% to $3.21 from $1.21 for the prior year period, primarily attributable to an increase in gain on sale of real estate, as detailed in the table below.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the three months ended June 30, 2021 decreased 10.9% to $1.97 from $2.21 for the prior year period. Core FFO per share (as defined in this release) for the three months ended June 30, 2021 decreased 11.2% to $1.98 from $2.23 for the prior year period.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the three months ended June 30, 2021 to its results for the prior year period:

Q2 2021 Results Compared to Q2 2020
	Per Share (1)
	EPS	FFO	Core FFO
Q2 2020 per share reported results	$1.21	$2.21	$2.23
Same Store Residential NOI (2)	(0.24)	(0.24)	(0.24)
Development and Other Stabilized Residential NOI	0.07	0.07	0.07
Commercial NOI (2)	0.03	0.03	0.03
Capital markets and transaction activity	(0.06)	(0.07)	(0.07)
Unconsolidated investment income	0.01	0.01	(0.01)
Overhead and other	(0.03)	(0.03)	(0.03)
Income taxes	(0.01)	(0.01)	—
Gain on sale of real estate and depreciation expense	2.23	—	—
Q2 2021 per share reported results	$3.21	$1.97	$1.98

(1) For additional detail on reconciling items between EPS, FFO and Core FFO, see Attachment 13, table 2.
(2) Same Store uncollectible Residential and Commercial lease revenue decreased $0.01 and $0.02, respectively, over the prior year period.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for three months ended June 30, 2021 to its April 2021 outlook:

Q2 2021 Results Compared to April 2021 Outlook
	Per Share
	EPS	FFO	Core FFO
Projected per share - April 2021 outlook (1)	$3.00	$1.87	$1.90
Same Store Residential NOI (2)	0.06	0.06	0.06
Development and Other Stabilized Residential NOI	0.02	0.02	0.02
Capital markets and transaction activity	(0.01)	(0.01)	—
Unconsolidated investment income	0.03	0.03	—
Gain on sale of real estate and depreciation expense	0.11	—	—
Q2 2021 per share reported results	$3.21	$1.97	$1.98

(1) The mid-point of the Company's April 2021 outlook.
(2) Consists of a $0.04 change in revenue and a $0.02 change in operating expenses.

For the six months ended June 30, 2021, EPS increased 75.5% to $4.23 from $2.41 for the prior year period, FFO per share decreased 12.9% to $3.91 from $4.49 for the prior year period, and Core FFO per share decreased 14.8% to $3.93 from $4.61 for the prior year period.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the six months ended June 30, 2021 to its results for the prior year period:

Copyright © 2021 AvalonBay Communities, Inc. All Rights Reserved

YTD 2021 Results Compared to YTD 2020
	Per Share (1)
	EPS	FFO	Core FFO
YTD 2020 per share reported results	$2.41	$4.49	$4.61
Same Store Residential NOI (2)	(0.67)	(0.67)	(0.67)
Development and Other Stabilized Residential NOI	0.16	0.16	0.16
Commercial NOI (2)	0.02	0.02	0.02
Capital markets and transaction activity	(0.06)	(0.06)	(0.12)
Unconsolidated investment income	—	—	(0.02)
Overhead and other	(0.03)	(0.03)	(0.05)
Gain on sale of real estate and depreciation expense	2.40	—	—
YTD 2021 per share reported results	$4.23	$3.91	$3.93

(1) For additional detail on reconciling items between EPS, FFO and Core FFO, see Attachment 13, table 2.
(2) Same Store uncollectible Residential and Commercial lease revenue increased $0.08 and decreased $0.02, respectively, over the prior year period.

Same Store Operating Results for the Three Months Ended June 30, 2021 Compared to the Prior Year Period

Same Store total revenue decreased $22,056,000, or 4.2%, to $500,641,000. Residential revenue decreased $24,733,000, or 4.7%, to $495,989,000, which includes a favorable reduction of uncollectible lease revenue of $773,000.

Same Store Residential rental revenue decreased 4.7%, as detailed in the following table:

Same Store Residential Rental Revenue Change
Q2 2021 Compared to Q2 2020
Residential rental revenue
Lease rates	(4.0)%
Concessions and other discounts	(2.7)%
Economic occupancy	1.6%
Other rental revenue	0.3%
Uncollectible lease revenue (1)	0.1%
Total Residential rental revenue	(4.7)%

(1) Uncollectible lease revenue decreased 0.02% to 2.57% of total Residential rental revenue as compared to the prior year period.

Same Store Residential operating expenses increased $9,187,000, or 6.0%, to $162,540,000 and Same Store Residential NOI decreased $33,920,000, or 9.2%, to $333,449,000.

The following table presents percentage changes in Same Store Residential rental revenue, Residential operating expenses and Residential NOI for the three months ended June 30, 2021 compared to the three months ended June 30, 2020:

Q2 2021 Compared to Q2 2020
	Residential
	Rental Revenue (1)	Opex (2)		% of NOI (3)	Rental Revenue cash basis (4)

			NOI
New England	(4.2)%	4.6%	(8.3)%	14.2%	(3.4)%
Metro NY/NJ	(2.0)%	5.7%	(5.4)%	22.6%	(1.1)%
Mid-Atlantic	(3.3)%	7.9%	(8.2)%	16.2%	(1.3)%
Southeast FL	4.6%	2.7%	6.0%	1.5%	7.5%
Denver, CO	13.3%	4.2%	18.3%	1.1%	15.0%
Pacific NW	(4.9)%	5.7%	(9.5)%	6.3%	(1.7)%
No. California	(13.9)%	6.7%	(20.3)%	17.8%	(9.8)%
So. California	(1.6)%	5.8%	(5.0)%	20.3%	1.1%
Total	(4.7)%	6.0%	(9.2)%	100.0%	(2.5)%

(1) See Attachment 4, Quarterly Residential Rental Revenue and Occupancy Changes, for additional detail.
(2) See Attachment 7, Residential Operating Expenses ("Opex"), for discussion of variances.
(3) Represents % of total NOI for Q2 2021, including amounts related to communities that have been sold or that are classified as held for sale.
(4) Represents change in Residential Rental Revenue with Concessions on a Cash Basis.

Same Store Operating Results for the Six Months Ended June 30, 2021 Compared to the Prior Year Period

Same Store total revenue decreased $71,843,000, or 6.7%, to $997,140,000. Residential revenue decreased $73,715,000, or 6.9%, to $987,692,000, with uncollectible lease revenue contributing $11,572,000 of this decrease.

Same Store Residential rental revenue decreased 6.9%, as detailed in the following table:

Same Store Residential Rental Revenue Change
YTD 2021 Compared to YTD 2020
Residential rental revenue
Lease rates	(3.8)%
Concessions and other discounts	(2.5)%
Economic occupancy	0.4%
Other rental revenue	0.1%
Uncollectible lease revenue (1)	(1.1)%
Total Residential rental revenue	(6.9)%

(1) Uncollectible lease revenue increased 1.24% to 2.87% of total Residential rental revenue compared to the prior year period.

Same Store Residential operating expenses increased $13,926,000, or 4.5%, to $322,406,000 and Same Store Residential NOI decreased $87,641,000, or 11.6%, to $665,286,000.

The following table presents percentage changes in Same Store Residential rental revenue, Residential operating expenses and Residential NOI for the six months ended June 30, 2021 compared to the six months ended June 30, 2020:
Copyright © 2021 AvalonBay Communities, Inc. All Rights Reserved

YTD 2021 Compared to YTD 2020
	Residential
	Rental Revenue (1)	Opex (2)		% of NOI (3)	Rental Revenue cash basis (4)

			NOI
New England	(5.5)%	3.1%	(9.8)%	14.2%	(5.8)%
Metro NY/NJ	(4.8)%	3.1%	(8.1)%	22.7%	(4.6)%
Mid-Atlantic	(5.6)%	6.9%	(10.7)%	16.0%	(4.8)%
Southeast FL	0.5%	(3.8)%	3.8%	1.4%	2.6%
Denver, CO	11.3%	(3.2)%	19.3%	1.1%	11.8%
Pacific NW	(6.8)%	7.2%	(12.6)%	6.3%	(5.9)%
No. California	(14.6)%	6.0%	(21.0)%	18.0%	(12.7)%
So. California	(5.3)%	4.7%	(9.5)%	20.3%	(3.3)%
Total	(6.9)%	4.5%	(11.6)%	100.0%	(5.9)%

(1) See Attachment 6, Year to Date Residential Rental Revenue and Occupancy Changes, for additional detail.
(2) See Attachment 7, Residential Operating Expenses ("Opex"), for discussion of variances.
(3) Represents % of total NOI for YTD 2021, including amounts related to communities that have been sold or that are classified as held for sale.
(4) Represents change in Residential Rental Revenue with Concessions on a Cash Basis.

Same Store Collections Update

The following table provides an update for Same Store Residential revenue collections for Q2 2020 through Q2 2021 as of each respective quarter end, as well as through July 27, 2021 for the periods presented. Collected residential revenue is the portion of apartment base rent charged to residents and other rentable items, including parking and storage rent, along with pet and other fees in accordance with residential leases, that has been collected ("Collected Residential Revenue"), and excludes transactional and other fees.

Same Store Collections (1)
	Collected Residential Revenue
	At quarter end (2)	At July 27, 2021 (3)(4)
Q2 2020	95.4%	98.3%
Q3 2020	95.1%	97.7%
Q4 2020	94.7%	97.3%
Q1 2021	94.7%	96.7%
Q2 2021	95.0%	96.0%

(1) Collections are for the Company’s 2021 Same Store communities and exclude commercial revenue, which was 0.6% and 1.1% of the Company's 2020 and 2019 Same Store total revenue, respectively.
(2) The Collected Residential Revenue percentage as of June 30, 2020 for Q2 2020, September 30, 2020 for Q3 2020, December 31, 2020 for Q4 2020, March 31, 2021 for Q1 2021 and June 30, 2021 for Q2 2021, respectively.
(3) The percentage of Collected Residential Revenue as of July 27, 2021.
(4) Collected Residential Revenue for July 2021 as of July 27, 2021 was 92.7%, which is 95.0% of the AVB Residential Benchmark.

For further discussion of collection rates and limitations on use of this data, see "Same Store Collections," in Attachment 13.

Expansion Markets

The Company is pursuing opportunities in new expansion markets of Dallas and Austin, Texas, and Charlotte and Raleigh-Durham, North Carolina.

Development Activity

During the three months ended June 30, 2021, the Company completed the development of four consolidated apartment communities:

•Avalon Old Bridge, located in Old Bridge, NJ;
•Avalon 555 President, located in Baltimore, MD;
•Kanso Twinbrook, located in Rockville, MD; and
•Avalon Newcastle Commons II, located in Newcastle, WA.

These communities contain an aggregate of 1,183 apartment homes and were constructed for a Total Capital Cost of $384,000,000.

During the three months ended June 30, 2021, the Company started the construction of five communities:

•Avalon Brighton, located in Boston, MA;
•Avalon North Andover Mills, located in North Andover, MA;
•Avalon Amityville I, located in Amityville, NY;
•Avalon Merrick Park, located in Miami, FL; and
•Avalon Bothell Commons I, located in Bothell, WA.

These communities will contain an aggregate of 1,414 apartment homes when completed and will be developed for an aggregate estimated Total Capital Cost of $578,000,000.

During the six months ended June 30, 2021, the Company completed the development of seven communities containing an aggregate of 2,554 apartment homes and 26,000 square feet of commercial space for an aggregate Total Capital Cost of $986,000,000, and started the construction of five communities as discussed above.

At June 30, 2021, the Company had 14 consolidated Development communities under construction that in the aggregate are expected to contain 3,988 apartment homes and 43,000 square feet of commercial space. Estimated Total Capital Cost at completion for these Development communities is $1,553,000,000.

Copyright © 2021 AvalonBay Communities, Inc. All Rights Reserved

At June 30, 2021, the Company had two Unconsolidated Development communities under construction that in the aggregate are expected to contain 803 apartment homes and 56,000 square feet of commercial space.

Acquisition Activity

As disclosed in the Company's first quarter 2021 earnings release dated April 28, 2021, during the three months ended June 30, 2021, the Company acquired Avalon Arundel Crossing East, a wholly-owned operating community, located in Linthicum Heights, MD. Avalon Arundel Crossing East, which is adjacent to the Company's Avalon Arundel Crossing operating community, contains 384 apartment homes and was acquired for a purchase price of $119,000,000.

Disposition Activity

Consolidated Apartment Communities

During the three months ended June 30, 2021, the Company sold six wholly-owned operating communities:

•Avalon Norwalk, located in Norwalk, CT;
•Avalon Bronxville, located in Bronxville, NY;
•Avalon Glen Cove and Avalon Glen Cove North, located in Glen Cove, NY;
•Avalon Redmond Place, located in Redmond, WA; and
•AVA Cortez Hill, located in San Diego, CA.

In aggregate, these communities contain 1,309 apartment homes and 10,000 square feet of commercial space and were sold for $512,200,000 and a weighted average Initial Market Cap Rate of 3.7%, resulting in a gain in accordance with GAAP of $334,572,000 and an Economic Gain of $181,459,000.

During the six months ended June 30, 2021, the Company sold seven wholly-owned operating communities containing an aggregate of 1,547 apartment homes and 10,000 square feet of commercial space. These assets were sold for $584,200,000 and a weighted average Initial Market Cap Rate of 3.9%, resulting in a gain in accordance with GAAP of $388,347,000 and an Economic Gain of $206,976,000.

During the three and six months ended June 30, 2021, the Company sold 16 and 26, respectively, of the 172 residential condominiums at The Park Loggia, located in New York, NY, for gross proceeds of $38,392,000 and $53,001,000, respectively. As of June 30, 2021, 96 of the 172 residential condominiums have been sold for aggregate gross proceeds of $269,373,000 and 87% of the 66,000 square feet of commercial space has been leased.

Unconsolidated Real Estate Investments

AC JV

During the three months ended June 30, 2021, Multifamily Partners AC JV LP (the "AC JV"), a private discretionary real estate investment vehicle in which the Company holds an equity interest of 20.0%, sold the final two communities owned by the AC JV, Avalon North Point and Avalon North Point Lofts. These communities contain an aggregate of 529 apartment homes and were sold for $325,000,000.

Liquidity and Capital Markets

At June 30, 2021, the Company did not have any borrowings outstanding under its $1,750,000,000 unsecured credit facility and had $487,105,000 in unrestricted cash and cash in escrow.

The Company’s annualized Net Debt-to-Core EBITDAre (as defined in this release) for the second quarter of 2021 was 5.3 times and Unencumbered NOI (as defined in this release) was 94%.

During the six months ended June 30, 2021, the Company repaid $27,795,000 principal amount of 5.37% fixed rate debt secured by Avalon San Bruno II at par in advance of its April 2021 maturity date.

Third Quarter and Full Year 2021 Financial Outlook

For its third quarter and full year 2021 financial outlook, the Company expects the following:

Projected EPS, Projected FFO and Projected Core FFO Outlook (1)
	Q3 2021			Full Year 2021
	Low		High	Low		High
Projected EPS	$0.48	-	$0.58	$6.67	-	$6.87
Projected FFO per share	$1.81	-	$1.91	$7.75	-	$7.95
Projected Core FFO per share	$1.91	-	$2.01	$7.92	-	$8.12

(1) See Attachment 13, table 9, for reconciliations of Projected FFO per share and Projected Core FFO per share to Projected EPS.

Third Quarter and Full Year Financial Outlook
	Q3 2021			Full Year 2021
	vs. Q3 2020			vs. Full Year 2020
	Low		High	Low		High
Same Store:
Residential revenue change	(1.1)%	-	(0.5)%	(3.7)%	-	(2.7)%
Residential Opex change	3.2%	-	3.8%	2.8%	-	3.8%
Residential NOI change	(3.6)%	-	(2.4)%	(7.2)%	-	(5.2)%

Copyright © 2021 AvalonBay Communities, Inc. All Rights Reserved

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the second quarter of 2021 to its third quarter 2021 financial outlook:

Q2 2021 Results Compared to Third Quarter 2021 Outlook
	Per Share
	EPS	FFO	Core FFO
Q2 2021 per share reported results	$3.21	$1.97	$1.98
Same Store Residential revenue	0.05	0.05	0.05
Same Store Residential Opex	(0.06)	(0.06)	(0.06)
Development and Other Stabilized Residential NOI	0.03	0.03	0.03
Capital markets and transaction activity	(0.15)	(0.15)	(0.03)
Overhead and other	0.02	0.02	(0.01)
Gain on sale of real estate and depreciation expense	(2.57)	—	—
Projected per share - third quarter 2021 outlook (1	$0.53	$1.86	$1.96

(1) The mid-point of the Company's third quarter 2021 outlook.

Other Matters

The Company will hold a conference call on July 29, 2021 at 2:00 PM ET to review and answer questions about this release, its second quarter 2021 results, the Attachments (described below) and related matters. To participate on the call, dial 800-263-0877 and use conference id: 2803029.

To hear a replay of the call, which will be available from July 29, 2021 at 7:00 PM ET to August 5, 2021 at 7:00 PM ET, dial 888-203-1112 and use conference id: 2803029. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an online playback of the webcast will be available for at least seven days following the call.

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://investors.avalonbay.com/email_notification.

In addition to the Attachments, the Company is providing a teleconference presentation that will be available on the Company's website at http://www.avalonbay.com/earnings subsequent to this release and before the market opens on July 29, 2021.

About AvalonBay Communities, Inc.

As of June 30, 2021, the Company owned or held a direct or indirect ownership interest in 288 apartment communities containing 85,749 apartment homes in 11 states and the District of Columbia, of which 16 communities were under development and two communities were under redevelopment. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in leading metropolitan areas in New England, the New York/New Jersey Metro area, the Mid-Atlantic, Southeast Florida, Denver, Colorado, the Pacific Northwest, and Northern and Southern California. More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Vice President of Investor Relations, at 703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters, are based on the Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Risks and uncertainties that might cause such differences include those related to the COVID-19 pandemic, about which there are many uncertainties, including (i) the duration and severity of the pandemic, (ii) the effectiveness of vaccines and the rate of vaccination and (iii) the effect on the multifamily industry and the general economy of measures taken by businesses and the government to prevent the spread of the novel coronavirus and relieve economic distress of consumers, such as governmental limitations on the ability of multifamily owners to evict residents who are delinquent in the payment of their rent and federal efforts at economic stimulus. The adverse impact over the long-term of the pandemic on our business, results of operations, cash flows and financial condition could be material. In addition, the effects of the pandemic are likely to heighten the following risks, which we routinely face in our business: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and
Copyright © 2021 AvalonBay Communities, Inc. All Rights Reserved

credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, landlord-tenant laws, including the adoption of new rent control regulations, and other economic or regulatory conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to our lack of control of joint ventures and our abilities to successfully dispose of certain assets may not be realized; our assumptions and expectations in our financial outlook may prove to be too optimistic; and the timing and net proceeds of condominium sales may not equal our current expectations. Additional discussions of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements (and which risks may also be heightened because of the COVID-19 pandemic) appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 under the heading “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements, including its expected 2021 operating results and other financial data forecasts contained in this release. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined, reconciled and further explained on Attachment 13, Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Attachment 13 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.

Copyright © 2021 AvalonBay Communities, Inc. All Rights Reserved

Avalon Marlborough
Marlborough, MA

AVA Wheaton
Silver Spring, MD

2745 Meadow Lark

eaves Mission Ridge
San Diego, CA

SECOND QUARTER 2021

Supplemental Operating and Financial Data

AvalonBay offers three distinct brands – **Avalon**, **AVA** and **eaves by Avalon** - each targeted to different customer segments with unique needs and preferences. This brand strategy helps us reach new customers and better serve our existing residents.

AvalonBay COMMUNITIES

 SECOND QUARTER 2021

Supplemental Operating and Financial Data

Table of Contents

Company Profile
Condensed Consolidated Operating Information..........................................................................................................	Attachment 1
Condensed Consolidated Balance Sheets....................................................................................................................	Attachment 2
Sequential Operating Information.................................................................................................................................	Attachment 3

Market Profile - Same Store
Quarterly Residential Rental Revenue and Occupancy Changes................................................................................	Attachment 4
Sequential Quarterly Residential Rental Revenue and Occupancy Changes..............................................................	Attachment 5
Year to Date Rental Revenue and Occupancy Changes..............................................................................................	Attachment 6
Residential Operating Expenses ("Opex")....................................................................................................................	Attachment 7

Development, Joint Venture and Debt Profile
Expensed Community Maintenance Costs and Capitalized Community Expenditures................................................	Attachment 8
Development Communities...........................................................................................................................................	Attachment 9
Unconsolidated Real Estate Investments.....................................................................................................................	Attachment 10
Debt Structure and Select Debt Metrics........................................................................................................................	Attachment 11

Financial Outlook
2021 Financial Outlook.................................................................................................................................................	Attachment 12

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms...................................................	Attachment 13

The following is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The projections and estimates contained in the following attachments, including but not limited to Attachments 9, 10, 12 and 13 and contain forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements. Risks associated with the Company's development, redevelopment, construction, and lease-up activities which could impact the forward-looking statements are discussed in the paragraph titled "Forward-Looking Statements" in the release that accompanies, and should be read in conjunction with, these attachments. These and other risks are also described in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and the Company's Quarterly Reports on Form 10-Q for subsequent quarters, and could cause actual results to differ materially from such projections and estimates.

Attachment 1
AvalonBay Communities, Inc.
Condensed Consolidated Operating Information
June 30, 2021
(Dollars in thousands except per share data)
(unaudited)

	Q2	Q2		YTD	YTD
	2021	2020	% Change	2021	2020	% Change
Revenue:
Rental and other income	$560,935	$575,479	(2.5)%	$1,111,194	$1,176,123	(5.5)%
Management, development and other fees	808	926	(12.7)%	1,685	1,933	(12.8)%
Total	561,743	576,405	(2.5)%	1,112,879	1,178,056	(5.5)%
Operating expenses:
Direct property operating expenses, excluding property taxes	116,506	106,753	9.1%	231,214	214,934	7.6%
Property taxes	70,776	67,013	5.6%	140,186	134,039	4.6%
Total community operating expenses	187,282	173,766	7.8%	371,400	348,973	6.4%

Property management and other indirect operating expenses (1)	(25,116)	(24,337)	3.2%	(50,459)	(48,149)	4.8%
Expensed transaction, development and other pursuit costs, net of recoveries (2)	(1,653)	(388)	326.0%	(1,483)	(3,722)	(60.2)%
Interest expense, net (3)	(56,104)	(53,399)	5.1%	(108,717)	(109,313)	(0.5)%
Gain (loss) on extinguishment of debt, net	—	(268)	100.0%	122	(9,438)	N/A
Depreciation expense	(184,472)	(176,249)	4.7%	(367,769)	(354,160)	3.8%
General and administrative expense (4)	(18,465)	(15,573)	18.6%	(35,817)	(32,893)	8.9%
Casualty and impairment loss	(1,177)	—	100.0%	(1,177)	—	100.0%
Income from investments in unconsolidated entities	26,559	512	N/A	26,092	1,687	N/A
Gain on sale of communities	334,569	35,295	847.9%	388,296	59,731	550.1%
Gain on other real estate transactions, net	32	156	(79.5)%	459	199	130.7%
Net for-sale condominium activity (5)	(647)	1,348	N/A	(1,560)	4,808	N/A
Income before income taxes	447,987	169,736	163.9%	589,466	337,833	74.5%

Income tax (expense) benefit	(10)	1,133	N/A	745	1,042	(28.5)%
Net income	447,977	170,869	162.2%	590,211	338,875	74.2%

Net income attributable to noncontrolling interests	(24)	(41)	(41.5)%	(35)	(76)	(53.9)%
Net income attributable to common stockholders	$447,953	$170,828	162.2%	$590,176	$338,799	74.2%

Net income attributable to common stockholders per common share - basic	$3.21	$1.21	165.3%	$4.23	$2.41	75.5%
Net income attributable to common stockholders per common share - diluted	$3.21	$1.21	165.3%	$4.23	$2.41	75.5%

FFO (2)	$274,525	$311,103	(11.8)%	$545,347	$632,078	(13.7)%
Per common share - diluted	$1.97	$2.21	(10.9)%	$3.91	$4.49	(12.9)%

Core FFO (2)	$276,950	$313,259	(11.6)%	$548,596	$649,016	(15.5)%
Per common share - diluted	$1.98	$2.23	(11.2)%	$3.93	$4.61	(14.8)%

Dividends declared - common	$222,447	$224,169	(0.8)%	$444,871	$448,248	(0.8)%
Per common share	$1.59	$1.59	—%	$3.18	$3.18	—%

Average shares and participating securities outstanding - basic	139,655,102	140,772,364	(0.8)%	139,632,253	140,753,428	(0.8)%
Average shares outstanding - diluted	139,650,639	140,738,160	(0.8)%	139,601,526	140,752,331	(0.8)%
Total outstanding common shares and operating partnership units	139,625,754	140,750,620	(0.8)%	139,625,754	140,750,620	(0.8)%

(1)	Amounts for the three and six months ended June 30, 2020 include $1,465 and $1,766, respectively, of advocacy contributions as detailed in Attachment 13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 3.
(2)	For additional detail, see Attachment 13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 3.
(3)	Amount for the six months ended June 30, 2021 includes a gain on interest rate contract of $2,654 as detailed in Attachment 13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 3.
(4)	Amounts include severance related costs and legal settlement proceeds as detailed in Attachment 13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 3.
(5)	Amounts include $1,222 and $1,196 of for-sale condominium marketing, operating and administrative costs and $575 and $2,544 of gains on for-sale condominiums for the three months ended June 30, 2021 and 2020, respectively. Amounts include $2,266 and $2,639 of for-sale condominium marketing, operating and administrative costs and $706 and $7,447 of gains on for-sale condominiums for the three months ended June 30, 2021 and 2020, respectively. For additional detail, see Attachment 13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 3.

Attachment 2

AvalonBay Communities, Inc.
Condensed Consolidated Balance Sheets
June 30, 2021
(Dollars in thousands)
(unaudited)

	June 30,	December 31,
	2021	2020

Real estate	$22,957,735	$22,550,156
Less accumulated depreciation	(5,907,270)	(5,700,179)

Net operating real estate	17,050,465	16,849,977
Construction in progress, including land	773,938	989,765
Land held for development	100,106	110,142
For-sale condominium inventory (1)	220,022	267,219
Real estate assets held for sale, net	—	16,678

Total real estate, net	18,144,531	18,233,781

Cash and cash equivalents	297,036	216,976
Cash in escrow (2)	190,069	96,556
Resident security deposits	32,350	30,811
Investments in unconsolidated real estate entities	227,953	202,612
Other assets (3)	424,686	418,408

Total assets	$19,316,625	$19,199,144

Unsecured notes, net	$6,705,513	$6,702,005
Unsecured credit facility	—	—
Notes payable, net	828,120	862,332
Resident security deposits	58,576	55,928
Other liabilities	812,790	824,028
Total liabilities	8,404,999	8,444,293

Redeemable noncontrolling interests	3,039	2,677
Equity	10,908,587	10,752,174

Total liabilities and equity	$19,316,625	$19,199,144

(1)	Consists of the aggregate carrying value of the unsold for-sale residential condominiums of The Park Loggia.
(2)	Amount at June 30, 2021 includes $88,332,000 related to proceeds from a disposition held in escrow for subsequent tax deferred exchange activity.
(3)
Includes Residential and Commercial rent receivables, net of reserves, of $15,047,000 and $18,159,000 at June 30, 2021 and December 31, 2020, respectively. Residential and Commercial rent receivables, net of reserves, as of December 31, 2019 were $11,594,000.

Attachment 3
AvalonBay Communities, Inc.
Sequential Operating Information (1)
June 30, 2021
(Dollars in thousands, except per home data)
(unaudited)

	Total Apartment Homes	Quarter Ended June 30, 2021	Quarter Ended March 31, 2021	Quarter Ended December 31, 2020
Residential Rental Revenue (2)
Same Store	70,068	$495,635	$491,374	$498,542
Other Stabilized (3)	4,130	26,737	24,400	23,763
Development/Redevelopment	8,158	23,039	17,383	13,060
Commercial Rental Revenue (2)	N/A	7,133	6,839	974
Total Rental Revenue	82,356	$552,544	$539,996	$536,339

Residential Operating Expense
Same Store		$162,540	$159,865	$160,072
Other Stabilized (3)		9,715	9,140	9,095
Development/Redevelopment		10,602	9,852	7,568
Commercial Operating Expense		1,455	1,472	1,317
Total Operating Expense		$184,312	$180,329	$178,052

Residential NOI (4)
Same Store		$333,449	$331,837	$338,674
Other Stabilized (3)		17,313	15,586	15,050
Development/Redevelopment		12,474	7,555	5,503
Commercial NOI (4)		5,678	5,367	(343)
Total NOI		$368,914	$360,345	$358,884

Average Rental Rates (5)
Same Store		$2,450	$2,444	$2,512
Other Stabilized (3)		$2,270	$2,277	$2,276

Economic Occupancy (5)
Same Store		96.3%	95.6%	94.4%
Other Stabilized (3)		95.0%	95.3%	92.9%

Same Store Turnover (6)
Current year period / Prior year period		50.9% / 53.9%	44.0% / 40.2%	47.4% / 41.3%
Current year period YTD / Prior year period YTD		47.5% / 47.1%		52.9% / 50.9%

	SAME STORE LIKE-TERM RENT CHANGE
	Q2 2021		July 2021 (7)
	Like-Term Lease Rent Change (4)	Like-Term Effective Rent Change (4)	Like-Term Lease Rent Change (4)	Like-Term Effective Rent Change (4)
New England	(0.7)%	(1.8)%	5.2%	5.7%
Metro NY/NJ	0.4%	(1.6)%	3.6%	4.0%
Mid-Atlantic	(2.9)%	(2.2)%	1.4%	2.3%
Southeast FL	7.9%	7.3%	15.5%	16.2%
Denver, CO	7.0%	9.7%	10.9%	12.1%
Pacific NW	(2.8)%	(0.5)%	4.7%	6.6%
No. California	(7.3)%	(7.5)%	(1.2)%	2.2%
So. California	1.7%	3.6%	6.2%	8.6%
Total	(1.2)%	(1.3)%	3.5%	5.0%

(1)	Includes consolidated communities and excludes communities that have been sold or that are classified as held for sale.
(2)	Rental revenue excludes non-qualified REIT income.
(3)	Results for these communities prior to January 1, 2021 may reflect operations prior to stabilization, including lease-up, such that occupancy is not stabilized.
(4)	See Attachment 13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
(5)	For per home rent projections and Economic Occupancy for Development communities currently under construction, see Attachment 9 - Development Communities.
(6)	Turnover is the annualized number of units turned over during the period, divided by the total number of Same Store apartment homes for the respective period.
(7)	Rent change percentage for activity in July 2021 through July 27, 2021.

Attachment 4
AvalonBay Communities, Inc.
Quarterly Residential Rental Revenue and Occupancy Changes - Same Store (1)
June 30, 2021
(unaudited)

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Residential Rental Revenue ($000s)
											% Change on a Cash Basis (3)
		Q2 21	Q2 20	% Change	Q2 21	Q2 20	% Change	Q2 21	Q2 20	% Change

New England	9,536	$2,698	$2,861	(5.7)%	95.9%	94.4%	1.5%	$74,017	$77,266	(4.2)%	(3.4)%

Metro NY/NJ
New York City, NY	3,788	3,155	3,650	(13.6)%	96.7%	93.5%	3.2%	34,671	38,703	(10.4)%	(10.2)%
New York - Suburban	3,987	3,153	3,012	4.7%	96.2%	95.4%	0.8%	36,280	34,402	5.5%	7.2%
New Jersey	4,233	2,738	2,747	(0.3)%	96.0%	95.5%	0.5%	33,387	33,334	0.2%	0.9%
Metro NY/NJ	12,008	3,007	3,119	(3.6)%	96.3%	94.7%	1.6%	104,338	106,439	(2.0)%	(1.1)%

Mid-Atlantic
Washington Metro	11,855	2,167	2,266	(4.4)%	94.8%	94.4%	0.4%	73,052	76,092	(4.0)%	(1.9)%
Baltimore, MD	1,562	1,795	1,778	1.0%	97.7%	95.7%	2.0%	8,214	7,972	3.0%	5.0%
Mid-Atlantic	13,417	2,123	2,208	(3.8)%	95.1%	94.6%	0.5%	81,266	84,064	(3.3)%	(1.3)%

Southeast FL	1,214	2,193	2,189	0.2%	96.3%	91.9%	4.4%	7,691	7,351	4.6%	7.5%

Denver, CO	1,086	1,848	1,702	8.6%	97.2%	92.5%	4.7%	5,852	5,166	13.3%	15.0%

Pacific Northwest	4,217	2,151	2,276	(5.5)%	96.1%	95.5%	0.6%	26,164	27,508	(4.9)%	(1.7)%

Northern California
San Jose, CA	4,715	2,574	3,027	(15.0)%	97.0%	95.0%	2.0%	35,328	40,595	(13.0)%	(9.3)%
Oakland-East Bay, CA	3,847	2,364	2,562	(7.7)%	96.5%	95.9%	0.6%	26,333	28,339	(7.1)%	(4.1)%
San Francisco, CA	3,267	2,859	3,692	(22.6)%	96.5%	94.5%	2.0%	27,051	34,086	(20.6)%	(15.0)%
Northern California	11,829	2,585	3,058	(15.5)%	96.7%	95.1%	1.6%	88,712	103,020	(13.9)%	(9.8)%

Southern California
Los Angeles, CA	11,624	2,207	2,330	(5.3)%	96.7%	94.7%	2.0%	74,390	76,922	(3.3)%	(0.7)%
Orange County, CA	3,370	2,198	2,210	(0.5)%	97.3%	95.6%	1.7%	21,621	21,365	1.2%	4.1%
San Diego, CA	1,767	2,240	2,201	1.8%	97.5%	95.0%	2.5%	11,584	11,111	4.3%	7.9%
Southern California	16,761	2,209	2,292	(3.6)%	96.9%	94.9%	2.0%	107,595	109,398	(1.6)%	1.1%

Total Same Store	70,068	$2,450	$2,614	(6.3)%	96.3%	94.7%	1.6%	$495,635	$520,212	(4.7)%	(2.5)%

(1) Same Store is composed of communities with Stabilized Operations as of January 1, 2020 such that a comparison of Q2 2020 to Q2 2021 is meaningful.
(2) Reflects the effect of Residential concessions amortized over the average lease term.
(3) Represents the change in Residential Rental Revenue with Concessions on a Cash Basis. See Attachment 13, table 10, for additional detail and a reconciliation.

Attachment 5
AvalonBay Communities, Inc.
Sequential Quarterly Residential Rental Revenue and Occupancy Changes - Same Store (1)
June 30, 2021
(unaudited)

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Residential Rental Revenue ($000s)
											% Change on a Cash Basis (3)
		Q2 21	Q1 21	% Change	Q2 21	Q1 21	% Change	Q2 21	Q1 21	% Change

New England	9,536	$2,698	$2,692	0.2%	95.9%	95.2%	0.7%	$74,017	$73,359	0.9%	1.5%

Metro NY/NJ
New York City, NY	3,788	3,155	3,216	(1.9)%	96.7%	96.2%	0.5%	34,671	35,175	(1.4)%	(0.9)%
New York - Suburban	3,987	3,153	3,074	2.6%	96.2%	95.4%	0.8%	36,280	35,102	3.4%	3.6%
New Jersey	4,233	2,738	2,706	1.2%	96.0%	96.0%	0.0%	33,387	32,988	1.2%	0.4%
Metro NY/NJ	12,008	3,007	2,989	0.6%	96.3%	95.9%	0.4%	104,338	103,265	1.0%	1.1%

Mid-Atlantic
Washington Metro	11,855	2,167	2,149	0.8%	94.8%	94.9%	(0.1)%	73,052	72,550	0.7%	1.9%
Baltimore, MD	1,562	1,795	1,758	2.1%	97.7%	97.1%	0.6%	8,214	7,997	2.7%	2.8%
Mid-Atlantic	13,417	2,123	2,104	0.9%	95.1%	95.1%	0.0%	81,266	80,547	0.9%	2.0%

Southeast FL	1,214	2,193	2,077	5.6%	96.3%	95.5%	0.8%	7,691	7,227	6.4%	7.4%

Denver, CO	1,086	1,848	1,814	1.9%	97.2%	95.6%	1.6%	5,852	5,652	3.5%	3.1%

Pacific Northwest	4,217	2,151	2,143	0.4%	96.1%	94.7%	1.4%	26,164	25,712	1.8%	4.5%

Northern California
San Jose, CA	4,715	2,574	2,646	(2.7)%	97.0%	95.9%	1.1%	35,328	35,902	(1.6)%	1.7%
Oakland-East Bay, CA	3,847	2,364	2,381	(0.7)%	96.5%	96.2%	0.3%	26,333	26,448	(0.4)%	0.0%
San Francisco, CA	3,267	2,859	2,921	(2.1)%	96.5%	95.3%	1.2%	27,051	27,297	(0.9)%	2.3%
Northern California	11,829	2,585	2,636	(1.9)%	96.7%	95.8%	0.9%	88,712	89,647	(1.0)%	1.4%

Southern California
Los Angeles, CA	11,624	2,207	2,211	(0.2)%	96.7%	96.0%	0.7%	74,390	73,993	0.5%	0.7%
Orange County, CA	3,370	2,198	2,141	2.7%	97.3%	96.3%	1.0%	21,621	20,856	3.7%	3.5%
San Diego, CA	1,767	2,240	2,171	3.2%	97.5%	96.5%	1.0%	11,584	11,116	4.2%	3.8%
Southern California	16,761	2,209	2,193	0.7%	96.9%	96.1%	0.8%	107,595	105,965	1.5%	1.6%

Total Same Store	70,068	$2,450	$2,444	0.2%	96.3%	95.6%	0.7%	$495,635	$491,374	0.9%	1.7%

(1) Same Store is composed of communities with Stabilized Operations as of January 1, 2020.
(2) Reflects the effect of Residential concessions amortized over the average lease term.
(3) Represents the change in Residential Rental Revenue with Concessions on a Cash Basis. See Attachment 13, table 10, for additional detail and a reconciliation.

Attachment 6
AvalonBay Communities, Inc.
Year to Date Rental Revenue and Occupancy Changes - Same Store (1)
June 30, 2021
(unaudited)

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000's)
											% Change on a Cash Basis (3)
		Year to Date 2021	Year to Date 2020	% Change	Year to Date 2021	Year to Date 2020	% Change	Year to Date 2021	Year to Date 2020	% Change

New England	9,536	$2,695	$2,874	(6.2)%	95.6%	94.9%	0.7%	$147,377	$155,992	(5.5)%	(5.8)%

Metro NY/NJ
New York City, NY	3,788	3,185	3,698	(13.9)%	96.5%	94.7%	1.8%	69,847	79,496	(12.1)%	(12.7)%
New York - Suburban	3,987	3,114	3,086	0.9%	95.8%	95.4%	0.4%	71,382	70,432	1.3%	2.3%
New Jersey	4,233	2,722	2,787	(2.3)%	96.0%	96.2%	(0.2)%	66,374	68,063	(2.5)%	(2.2)%
Metro NY/NJ	12,008	2,998	3,172	(5.5)%	96.1%	95.4%	0.7%	207,603	217,991	(4.8)%	(4.6)%

Mid-Atlantic
Washington Metro	11,855	2,158	2,288	(5.7)%	94.9%	95.4%	(0.5)%	145,602	155,295	(6.2)%	(5.5)%
Baltimore, MD	1,562	1,776	1,787	(0.6)%	97.4%	96.0%	1.4%	16,211	16,080	0.8%	1.9%
Mid-Atlantic	13,417	2,114	2,230	(5.2)%	95.1%	95.5%	(0.4)%	161,813	171,375	(5.6)%	(4.8)%

Southeast FL	1,214	2,136	2,200	(2.9)%	95.9%	92.5%	3.4%	14,918	14,840	0.5%	2.6%

Denver, CO	1,086	1,831	1,712	7.0%	96.4%	92.1%	4.3%	11,503	10,336	11.3%	11.8%

Pacific Northwest	4,217	2,148	2,283	(5.9)%	95.4%	96.3%	(0.9)%	51,875	55,650	(6.8)%	(5.9)%

Northern California
San Jose, CA	4,715	2,610	3,027	(13.8)%	96.5%	95.8%	0.7%	71,231	82,006	(13.1)%	(12.2)%
Oakland-East Bay, CA	3,847	2,373	2,576	(7.9)%	96.4%	96.5%	(0.1)%	52,781	57,341	(8.0)%	(6.2)%
San Francisco, CA	3,267	2,892	3,702	(21.9)%	95.9%	95.8%	0.1%	54,348	69,510	(21.8)%	(18.8)%
Northern California	11,829	2,611	3,067	(14.9)%	96.3%	96.0%	0.3%	178,360	208,857	(14.6)%	(12.7)%

Southern California
Los Angeles, CA	11,624	2,209	2,395	(7.8)%	96.3%	95.5%	0.8%	148,382	159,476	(7.0)%	(5.0)%
Orange County, CA	3,370	2,170	2,229	(2.6)%	96.8%	96.0%	0.8%	42,478	43,277	(1.8)%	0.0%
San Diego, CA	1,767	2,207	2,223	(0.7)%	97.0%	96.2%	0.8%	22,700	22,678	0.1%	2.4%
Southern California	16,761	2,201	2,343	(6.1)%	96.5%	95.7%	0.8%	213,560	225,431	(5.3)%	(3.3)%

Total Same Store	70,068	$2,447	$2,640	(7.3)%	95.9%	95.5%	0.4%	$987,009	$1,060,472	(6.9)%	(5.9)%

(1) Same Store is composed of communities with Stabilized Operations as of January 1, 2020 such that a comparison of year to date 2020 to year to date 2021 is meaningful.
(2) Reflects the effect of Residential concessions amortized over the average lease term.
(3) Represents the change in Residential Rental Revenue with Concessions on a Cash Basis. See Attachment 13, table 10, for additional detail and a reconciliation.

Attachment 7
AvalonBay Communities, Inc.
Residential Operating Expenses ("Opex") - Same Store (1)
June 30, 2021
(Dollars in thousands)
(unaudited)

	Q2 2021	Q2 2020	% Change	Q2 2021 % of Total Opex	Year to Date 2021	Year to Date 2020	% Change	Year to Date 2021 % of Total Opex

Property taxes (2)	$60,211	$58,284	3.3%	37.0%	$119,626	$116,729	2.5%	37.1%
Payroll (3)	35,354	34,372	2.9%	21.8%	71,886	71,012	1.2%	22.3%
Repairs & maintenance (4)	30,156	25,666	17.5%	18.6%	55,893	48,690	14.8%	17.3%
Utilities (5)	13,877	12,963	7.1%	8.5%	29,525	27,990	5.5%	9.2%
Office operations	12,543	12,601	(0.5)%	7.7%	25,022	25,474	(1.8)%	7.8%
Insurance (6)	6,918	6,244	10.8%	4.3%	13,662	12,558	8.8%	4.2%
Marketing (7)	3,481	3,223	8.0%	2.1%	6,792	6,027	12.7%	2.1%
Total Same Store Residential Operating Expenses	$162,540	$153,353	6.0%	100.0%	$322,406	$308,480	4.5%	100.0%

(1)	Same Store operating expenses exclude indirect costs for corporate-level property management and other support-related expenses.

(2)	Property taxes increased for the three and six months ended June 30, 2021 over the prior year periods primarily due to increased assessments across the portfolio, led by New England, the Mid-Atlantic and the Pacific Northwest. The increase for the three months ended June 30, 2021 was also due to successful appeals in Northern California and Metro NY/NJ in the prior year period.

(3)	Payroll costs increased for the three and six months ended June 30, 2021 over the prior year periods primarily due to increased overtime and benefits costs, partially offset by a decrease in incentive compensation and a reduction in the number of on-site leasing and management associates.

(4)	Repairs and maintenance increased for the three and six months ended June 30, 2021 over the prior year periods primarily due to projects canceled or delayed in the prior year periods due to COVID-19, partially offset by a decrease in COVID-19 related costs for personal protective equipment and cleaning.

(5)	Utilities represents aggregate utility costs, net of resident reimbursements. The increases for the three and six months ended June 30, 2021 over the prior year periods are primarily due to increased trash removal costs, electricity and gas consumption and rate, and costs for water and sewer, net of resident reimbursements.

(6)	Insurance is composed of premiums, expected claims activity and associated reductions from receipt of claims recoveries. The increases for the three and six months ended June 30, 2021 over the prior year periods are primarily due to increased property insurance premiums and the timing of claims. Insurance costs can be variable due to the amounts and timing of estimated and actual claim activity and the related recoveries received.

(7)	Marketing costs increased for the three and six months ended June 30, 2021 over the prior year periods, primarily due to increased customer service incentives and pay per lease costs associated with internet listing services.

Attachment 8
AvalonBay Communities, Inc.
Expensed Community Maintenance Costs and Capitalized Community Expenditures
June 30, 2021
(Dollars in thousands except per home data)
(unaudited)

		YTD 2021 Maintenance Expensed Per Home			Categorization of YTD 2021 Additional Capitalized Value (2)
Current Communities	Apartment Homes (1)	Carpet Replacement	Other Maintenance (3)	Total	Acquisitions, Construction, Redevelopment & Dispositions (4)		NOI Enhancing (5)(6)	Asset Preservation	YTD 2021 Additional Capitalized Value	NOI Enhancing Per Home (6)	Asset Preservation Per Home

Same Store	70,068	$58	$1,269	$1,327	$6,264	(7)	$13,391	$39,459	$59,114	$191	$563
Other Stabilized	4,130	37	1,202	1,239	117,941	(8)	65	1,886	119,892	$16	$457
Development/Redevelopment (9)	8,158	8	436	444	315,653		—	—	315,653	—	—
Dispositions (10)	—	—	—	—	(405,184)		—	—	(405,184)	—	—
Total	82,356	$52	$1,183	$1,235	$34,674		$13,456	$41,345	$89,475	N/A	N/A

(1)	Includes consolidated communities and excludes communities that have been sold or that are classified as held for sale.
(2)	Policy is to capitalize expenditures for the acquisition or development of new assets or expenditures that extend the life of existing assets that will benefit the Company for periods greater than a year.
(3)	Other maintenance includes maintenance, landscaping and redecorating costs, as well as maintenance related payroll expense.
(4)	Includes the write-off of impaired assets and additional capitalized spend related to recognized casualty losses, if applicable.
(5)	Includes $1,941 in rebates received during the six months ended June 30, 2021, primarily related to NOI Enhancing Capex incurred during prior years.
(6)	This Attachment excludes capitalized expenditures for the commercial component of communities, which the Company classifies as NOI Enhancing. Same Store and Other Stabilized exclude $2,355 and $7, respectively, related to commercial space.
(7)	Consists primarily of redevelopment spend at communities maintaining stabilized occupancy during the redevelopment.
(8)	Represents acquired communities, including those from joint venture partners, coupled with commitment close-outs and construction true-ups on recently constructed communities.
(9)	Includes communities that were under construction/reconstruction during the period, including communities where construction/reconstruction has been completed.
(10)	Includes The Park Loggia condominium sales.

Other Capitalized Costs
	Interest	Overhead
Q3 2020	$11,221	$10,459
Q4 2020	$10,419	$10,326
Q1 2021	$8,799	$11,516
Q2 2021	$8,362	$12,317

Attachment 9
AvalonBay Communities, Inc.
Development Communities as of June 30, 2021
(unaudited)

Community Information			Number	Total	Schedule					%	%	%	%
			of	Capital				Full Qtr	Avg Rent	Complete	Leased	Occupied	Economic
			Apt	Cost		Initial		Stabilized	Per				Occ.
Development Name		Location	Homes	(millions)	Start	Occupancy	Complete	Ops	Home	As of July 15, 2021			Q2 '21

	Communities Under Construction:
1.	Avalon Harrison (1)	Harrison, NY	143	$87	Q4 2018	Q3 2021	Q2 2022	Q3 2022	$3,780	—%	16%	—%	—%
2.	Avalon Brea Place	Brea, CA	653	290	Q2 2019	Q1 2021	Q3 2022	Q1 2023	2,910	27%	29%	21%	10%
3.	Avalon Foundry Row	Owings Mills, MD	437	100	Q2 2019	Q1 2021	Q1 2022	Q2 2022	2,015	49%	52%	42%	21%
4.	Avalon Woburn	Woburn, MA	350	121	Q4 2019	Q3 2021	Q2 2022	Q4 2022	2,610	—%	17%	—%	—%
5.	AVA RiNo	Denver, CO	246	87	Q4 2019	Q4 2021	Q1 2022	Q3 2022	2,230	—%	—%	—%	—%
6.	Avalon Monrovia	Monrovia, CA	154	69	Q4 2019	Q2 2021	Q3 2021	Q4 2021	3,230	100%	64%	40%	6%
7.	Avalon Harbor Isle	Island Park, NY	172	90	Q4 2020	Q1 2022	Q3 2022	Q1 2023	4,400	—%	—%	—%	—%
8.	Avalon Easton II	Easton, MA	44	15	Q4 2020	Q3 2021	Q4 2021	Q1 2022	2,435	—%	11%	—%	—%
9.	Avalon Somerville Station	Somerville, NJ	375	116	Q4 2020	Q2 2022	Q3 2023	Q1 2024	2,465	—%	—%	—%	—%
10.	Avalon North Andover	North Andover, MA	170	56	Q2 2021	Q4 2022	Q1 2023	Q3 2023	2,430	—%	—%	—%	—%
11.	Avalon Brighton	Boston, MA	180	89	Q2 2021	Q1 2023	Q2 2023	Q4 2023	3,315	—%	—%	—%	—%
12.	Avalon Merrick Park	Miami, FL	254	101	Q2 2021	Q1 2023	Q2 2023	Q4 2023	2,835	—%	—%	—%	—%
13.	Avalon Amityville I	Amityville, NY	338	129	Q2 2021	Q1 2023	Q1 2024	Q3 2024	3,110	—%	—%	—%	—%
14.	Avalon Bothell Commons I	Bothell, WA	472	203	Q2 2021	Q2 2023	Q1 2024	Q3 2024	2,650	—%	—%	—%	—%
	Total / Weighted Average Under Construction		3,988	$1,553					$2,785

	Communities Completed this Quarter:
1.	Avalon Old Bridge	Old Bridge, NJ	252	$72	Q3 2018	Q3 2020	Q2 2021	Q3 2021	$2,625	100%	100%	98%	86%
2.	Avalon 555 President	Baltimore, MD	400	138	Q3 2018	Q3 2020	Q2 2021	Q4 2021	2,845	100%	71%	67%	45%
3.	Avalon Newcastle Commons II	Newcastle, WA	293	107	Q4 2018	Q4 2020	Q2 2021	Q4 2021	2,440	100%	71%	67%	44%
4.	Kanso Twinbrook	Rockville, MD	238	67	Q4 2018	Q4 2020	Q2 2021	Q3 2021	1,775	100%	97%	96%	74%
	Communities Completed Subtotal/Weighted Average		1,183	$384					$2,485

	Total/Weighted Average Under Construction and Completed this quarter		5,171	$1,937					$2,715

	Total Weighted Average Projected NOI as a % of Total Capital Cost			6.0%

Asset Cost Basis (millions) (2):
	Total Capital Cost, under construction and completed			$2,622
	Total Capital Cost, disbursed to date			(1,833)
	Total Capital Cost, remaining to invest			$789

(1)	Avalon Harrison contains 27,000 square feet of commercial space.

(2)	Includes the communities presented and three additional communities with 1,656 apartment homes representing $685 million in Total Capital Costs which have completed construction but not yet achieved Stabilized Operations for the full quarter. Q2 2021 total NOI for these communities was $7.2 million.

Attachment 10
AvalonBay Communities, Inc.
Unconsolidated Real Estate Investments
June 30, 2021
(Dollars in thousands)
(unaudited)

Operating Communities
				NOI (1)(2)		Debt		Disposition Gains and Other Activity (1)(4)
		AVB	Apartment	Q2	YTD	Principal	Interest	Q2	YTD
Venture	Communities	Ownership	Homes	2021	2021	Amount (1)	Rate (3)	2021	2021

NYTA MF Investors LLC	5	20.0%	1,301	$7,945	$15,329	$395,769	3.88%	$—	$—
Archstone Multifamily Partners AC LP	3	28.6%	671	2,767	5,649	118,766	3.65%	—	—
MVP I, LLC	1	25.0%	313	1,617	3,249	103,000	3.24%	—	—
Brandywine Apartments of Maryland, LLC	1	28.7%	305	676	1,432	20,695	3.40%	—	—
Total Unconsolidated Real Estate Investments	10		2,590	$13,005	$25,659	$638,230	3.72%	$—	$—

Development Communities
			Projected
				Total Capital						% Complete
		AVB	Apartment	Cost			Initial		Avg Rent	As of
Venture	Location	Ownership	Homes	(millions) (1)		Start	Occupancy	Complete	Per Home	July 15, 2021

Avalon Alderwood MF, LLC	Lynnwood, WA	50.0%	328	$110		Q4 2019	Q4 2021	Q3 2022	$2,295	—%
Arts District Joint Venture (5)	Los Angeles, CA	25.0%	475	276		Q3 2020	Q1 2023	Q4 2023	3,360	—%
			803	$386	(6)				$2,925

(1)NOI, debt principal, disposition gains and other activity and projected Total Capital Cost are presented at 100% ownership.
(2)NOI excludes $2,131 and $4,744 in Q2 and YTD 2021, respectively, from the final two AC JV communities which were sold during the three months ended June 30, 2021. NOI excludes property management fees as the Company serves as the property management company for all ventures except Brandywine Apartments of Maryland, LLC.
(3)Represents the weighted average interest rate as of June 30, 2021.
(4)Disposition gains and other activity is composed primarily of gains on disposition of unconsolidated real estate investments, of which the Company's portion is included in joint venture income as presented on Attachment 1 - Condensed Consolidated Operating Information. The Company's portion of disposition gains and other activity for the three and six months ended June 30, 2021 was $23,305 related to the dispositions by the AC JV.
(5)This development is expected to include 56,000 square feet of commercial space. The venture has secured a variable rate construction loan with a maximum borrowing of $167,147 to fund approximately 60% of the development, of which no amounts have been drawn at June 30, 2021. The venture will commence draws under the loan subsequent to required equity contributions by the venture partners.
(6)Of this projected Total Capital Cost, the Company's remaining equity investment after expected loan proceeds is $14,800.

Attachment 11
AvalonBay Communities, Inc.
Debt Structure and Select Debt Metrics
June 30, 2021
(Dollars in thousands)
(unaudited)

DEBT COMPOSITION AND MATURITIES

		Average Interest Rate (1)	Principal Amortization Payments and Maturities (2)
Debt Composition	Amount		Year	Secured notes amortization and maturities	Unsecured notes maturities	Total

Secured notes			2021	$2,414	$—	$2,414
Fixed rate	$380,030	3.8%	2022	9,918	550,000	559,918
Variable rate	465,050	1.6%	2023	10,739	600,000	610,739
Subtotal, secured notes	845,080	2.6%	2024	11,677	450,000	461,677
			2025	12,408	825,000	837,408
Unsecured notes			2026	13,445	775,000	788,445
Fixed rate	6,500,000	3.5%	2027	251,980	400,000	651,980
Variable rate	250,000	1.1%	2028	20,707	450,000	470,707
Subtotal, unsecured notes	6,750,000	3.4%	2029	77,992	450,000	527,992
			2030	12,384	700,000	712,384
Variable rate facility (3)	—	—%	Thereafter	421,416	1,550,000	1,971,416
Total Debt	$7,595,080	3.3%		$845,080	$6,750,000	$7,595,080

SELECT DEBT METRICS

Net Debt-to-Core EBITDAre (4)	5.3x	Interest Coverage (4)	6.0x	Unencumbered NOI (4)	94%	Weighted avg years to maturity of total debt (2)	8.8

DEBT COVENANT COMPLIANCE

Unsecured Line of Credit Covenants	June 30, 2021	Requirement

Total Outstanding Indebtedness to Capitalization Value (5)	31.8%	<	65%
Combined EBITDA to Combined Debt Service	5.33x	>	1.50x
Unsecured Indebtedness to Unencumbered Asset Value	29.0%	<	65%
Secured Indebtedness to Capitalization Value (5)	4.1%	<	40%

Unsecured Senior Notes Covenants (6)	June 30, 2021	Requirement

Total Outstanding Indebtedness to Total Assets (7)	31.3%	<	65%
Secured Indebtedness to Total Assets (7)	3.4%	<	40%
Unencumbered Assets to Unsecured Indebtedness	335.4%	>	150%
Consolidated Income Available for Debt Service to the Annual Service Charge	5.88x	>	1.50x

(1)
Rates are as of June 30, 2021 and, for secured and unsecured notes, include costs of financing such as credit enhancement fees, trustees' fees, the impact of interest rate hedges and mark-to-market adjustments.

(2)	Excludes the Company's unsecured credit facility and any associated issuance discount, mark-to-market discounts and deferred financing costs if applicable.
(3)	Represents amounts outstanding at June 30, 2021 under the Company's $1.75 billion unsecured credit facility.
(4)	See Attachment 13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
(5)
Capitalization Value represents the Company’s Combined EBITDA for operating communities that the Company has owned for at least 12 months as of June 30, 2021, capitalized at a rate of 6% per annum, plus the book value of Development communities and real estate communities acquired. For discussion of other defined terms, see "Debt Covenant Compliance" in Attachment 13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(6)
The information about the Company’s unsecured senior notes covenants shows compliance with selected covenants under the Company’s 1998 Indenture, under which debt securities are outstanding with maturity dates through 2047, subject to prepayment or redemption at the Company’s election. See “Debt Covenant Compliance” in Attachment 13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Different covenants apply to debt securities outstanding under the Company’s 2018 Indenture.

(7)
Total Assets represents the sum of the Company's undepreciated real estate assets and other assets, excluding accounts receivable. See "Debt Covenant Compliance" in Attachment 13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

Attachment 12
AvalonBay Communities, Inc.
2021 Financial Outlook
As of July 27, 2021
(dollars in millions, except per share and apartment home data)
(unaudited)

Key Outputs (1)
	Full Year	Full Year 2021 Projected
	2020 Actual	July 2021 Outlook
EPS	$5.89	$6.67	to	$6.87
FFO per share	$8.45	$7.75	to	$7.95
Core FFO per share	$8.69	$7.92	to	$8.12

Assumptions					Key Capital Items - 2021
	Full Year 2021 Projected					Full Year 2021 Projected
		July 2021 Outlook				February 2021 Outlook	July 2021 Outlook

2021 Same Store assumptions:					New capital sourced from asset and condominium sales and capital markets activity
Residential revenue change		(3.7)%	-	(2.7)%
Residential operating expense change		2.8%	-	3.8%		$630	$1,640
Residential NOI change		(7.2)%	-	(5.2)%	Capital used for debt redemptions and amortization
	February 2021 Outlook	July 2021 Outlook				$35	$560
					Capital used for acquisitions
						$—	$400
					Capital used for development and redevelopment activity, including land
Capitalized interest	$28 to $38	$31 to $35				$800	$850

Expected capital cost for Development:
Started in 2021	$650 to $850	$1,100 to $1,300			Core FFO adjustment related to the for-sale residential condominiums at The Park Loggia - 2021
Completed in 2021	$1,070	$1,070
						February 2021 Outlook	July 2021 Outlook
Development homes completed and delivered in 2021	2,500	2,500

Development homes occupied in 2021	2,700	2,900
2021 Projected Residential NOI - Development					Expensed costs (3)	$4	$5
	$40 to $50	$48 to $52			GAAP gain on sales, net of taxes (4)	(2)	(3)
					Imputed carry cost (5)	8	7
Expensed overhead (2)	$163 to $173	$170 to $174			Total Core FFO adjustments	$10	$9
Expensed overhead, included in Core FFO (2)
	$160 to $170	$163 to $167			Total Core FFO adjustments (per share)	$0.07	$0.06

(1)See Attachment 13 for Definitions and Reconciliations of Non-GAAP Financial Measures, including the reconciliation of Projected EPS to Projected FFO per share and Projected FFO per share to Projected Core FFO per share.
(2)Expensed overhead includes general and administrative expense, property management and other indirect operating expenses. Expensed overhead, included in Core FFO, represents expensed overhead adjusted to remove the impact of executive transition compensation costs as well as legal and other settlements as detailed on Attachment 13, Table 9
(3)Operating expenses incurred for condominium homes include property taxes, sales and marketing and other operating costs.
(4)Reflects GAAP gain after taxes and costs of sales on condominium homes projected to be sold during 2021. Projected gross proceeds from sales are expected to be $120 to $130 in 2021.
(5)Represents the imputed carry cost of the for-sale residential condominiums at The Park Loggia. The Company computes this adjustment by multiplying the Total Capital Cost of completed and unsold for-sale residential condominiums by the Company's weighted average unsecured debt rate.

Attachment 13

AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms
June 30, 2021
(unaudited)

This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

Asset Preservation Capex represents capital expenditures that the Company does not expect will directly result in increased revenue or expense savings.

AVB Residential Benchmark represents the average monthly revenue collections as a percentage of amounts billed for the referenced day of the month for the period from April 2019 to March 2020.

Average Rent per Home, as calculated for certain Development communities in lease-up, reflects management’s projected stabilized rents net of estimated stabilized concessions, including estimated stabilized other rental revenue and excluding projected commercial revenue. Projected stabilized rents are based on one or more of the following: (i) actual average leased rents on apartments leased through quarter end, (ii) projected rollover rents on apartments leased through quarter end where the lease term expires within the first twelve months of Stabilized Operations and (iii) Market Rents on unleased homes.

Average Rental Rates are calculated by the Company as Residential rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Commercial represents results attributable to the non-apartment components of the Company's mixed-use communities and other non-residential operations.

Debt Covenant Compliance ratios for the Unsecured Line of Credit Covenants show the Company's compliance with selected covenants provided in the Company’s Fifth Amended and Restated Revolving Loan Agreement dated as of February 28, 2019 and the Company’s Amended and Restated Term Loan Agreement dated February 28, 2019, which have been filed as exhibits to the Company’s SEC reports. The ratios for the Unsecured Senior Notes Covenants show only the Company's compliance with selected covenants provided in the Company’s Indenture dated as of January 16, 1998, as supplemented by the First Supplemental Indenture dated as of January 20, 1998, Second Supplemental Indenture dated as of July 7, 1998, Amended and Restated Third Supplemental Indenture dated as of July 20, 2000, Fourth Supplemental Indenture dated as of September 18, 2006 and Fifth Supplemental Indenture dated as of November 21, 2014 (collectively, the “1998 Indenture"), which have been filed as exhibits to the Company’s SEC reports. Different covenants apply to debt securities outstanding under the Company’s Indenture dated as of February 23, 2018, as supplemented by the First Supplemental Indenture dated as of March 26, 2018 and the Second Supplemental Indenture dated as of May 29, 2018 (collectively, the “2018 Indenture”), which have been filed as exhibits to the Company's SEC reports. Compliance with selected covenants under the 2018 Indenture is excluded from the presentation of Debt Covenant Compliance in this release.

The Debt Covenant Compliance ratios are provided only to show the Company’s compliance with certain covenants contained in the 1998 Indenture governing a majority of the Company's unsecured debt securities and in the Company’s Credit Facility and Term Loans, as of the date reported. These ratios should not be used for any other purpose, including without limitation to evaluate the Company’s financial condition or results of operations, nor do they indicate the Company’s covenant compliance as of any other date or for any other period. The capitalized terms in the disclosure are defined in the Indenture or the Credit Facility and the Term Loans, and may differ materially from similar terms (a) used elsewhere in this release and the Attachments and (b) used by other companies that present information about their covenant compliance. For risks related to failure to comply with these covenants, see “Risk Factors – Risks related to indebtedness” and other risks discussed in the Company’s 2020 Annual Report on Form 10-K and the Company’s other reports filed with the SEC.

Development is composed of consolidated communities that are either currently under construction, or were under construction and were completed during the current year. These communities may be partially or fully complete and operating.

Economic Occupancy (“Ec Occ”) is defined as total possible Residential revenue less vacancy loss as a percentage of total possible Residential revenue. Total possible Residential revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Attachment 13

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for disposed communities is based on their respective final settlement statements. A reconciliation of the aggregate Economic Gain to the aggregate gain on sale in accordance with GAAP for the wholly-owned operating communities disposed of during the three and six months ended June 30, 2021 is as follows (dollars in thousands):

TABLE 1
	Q2 2021	YTD 2021
GAAP Gain	$334,572	$388,347

Accumulated Depreciation and Other	(153,113)	(181,371)

Economic Gain	$181,459	$206,976

EBITDA, EBITDAre and Core EBITDAre are considered by management to be supplemental measures of our financial performance. EBITDA is defined by the Company as net income or loss attributable to the Company before interest expense, income taxes, depreciation and amortization. EBITDAre is calculated by the Company in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“Nareit”), as EBITDA plus or minus losses and gains on the disposition of depreciated property, plus impairment write-downs of depreciated property, with adjustments to reflect the Company's share of EBITDAre of unconsolidated entities. Core EBITDAre is the Company’s EBITDAre as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of the Company’s core business operations, Core EBITDAre can help one compare the core operating and financial performance of the Company between periods. A reconciliation of EBITDA, EBITDAre and Core EBITDAre to net income is as follows (dollars in thousands):

TABLE 2
Q2
2021
Net income	$447,977
Interest expense (1)	56,255
Income tax expense	10
Depreciation expense	184,472
EBITDA	$688,714

Gain on sale of communities	(334,569)
Unconsolidated entity EBITDAre adjustments (2)	(20,241)
EBITDAre	$333,904

Unconsolidated entity (gains) losses	(2,233)
Casualty and impairment loss	1,177
Executive transition compensation costs	407
Severance related costs	102
Development pursuit write-offs and expensed transaction costs, net of recoveries	527
Gain on for-sale condominiums	(575)
For-sale condominium marketing, operating and administrative costs	1,222
Gain on other real estate transactions, net	(32)
Legal settlements	1,018
Core EBITDAre	$335,517

(1) Includes gains and losses on extinguishment of debt and excludes the impact of gain on interest rate contract, if applicable.
(2) Includes joint venture interest, taxes, depreciation, gain on dispositions of depreciated real estate and impairment losses, if applicable, included in net income.

Attachment 13

FFO and Core FFO are considered by management to be supplemental measures of our operating and financial performance. FFO is calculated by the Company in accordance with the definition adopted by Nareit. FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. By excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating and financial performance of a company’s real estate between periods or as compared to different companies. Core FFO is the Company's FFO as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered by us to be part of our core business operations, Core FFO can help one compare the core operating and financial performance of the Company between periods. A reconciliation of Net income attributable to common stockholders to FFO and to Core FFO is as follows (dollars in thousands):

TABLE 3
	Q2	Q2	YTD	YTD
	2021	2020	2021	2020
Net income attributable to common stockholders	$447,953	$170,828	$590,176	$338,799
Depreciation - real estate assets, including joint venture adjustments	183,257	175,558	365,571	352,986
Distributions to noncontrolling interests	12	12	24	24
Gain on sale of unconsolidated entities holding previously depreciated real estate	(23,305)	—	(23,305)	—
Gain on sale of previously depreciated real estate	(334,569)	(35,295)	(388,296)	(59,731)
Casualty and impairment (recovery) loss on real estate	1,177	—	1,177	—
FFO attributable to common stockholders	274,525	311,103	545,347	632,078

Adjusting items:
Unconsolidated entity (gains) losses (1)	(2,233)	—	(2,132)	—
Business interruption insurance proceeds	—	(103)	—	(103)
Lost NOI from casualty losses covered by business interruption insurance	—	48	—	48
Loss (gain) on extinguishment of consolidated debt	—	268	(122)	9,438
Gain on interest rate contract	—	—	(2,654)	—
Advocacy contributions	—	1,465	—	1,766
Executive transition compensation costs	407	—	2,188	—
Severance related costs	102	89	102	2,040
Development pursuit write-offs and expensed transaction costs, net of recoveries	527	269	302	3,389
Gain on for-sale condominiums (2)	(575)	(2,544)	(706)	(7,447)
For-sale condominium marketing, operating and administrative costs (2)	1,222	1,196	2,266	2,639
For-sale condominium imputed carry cost (3)	1,979	2,824	4,131	6,433
Gain on other real estate transactions, net	(32)	(156)	(459)	(199)
Legal settlements	1,018	(67)	1,078	(24)
Income tax expense (benefit)	10	(1,133)	(745)	(1,042)
Core FFO attributable to common stockholders	$276,950	$313,259	$548,596	$649,016

Average shares outstanding - diluted	139,650,639	140,738,160	139,601,526	140,752,331

Earnings per share - diluted	$3.21	$1.21	$4.23	$2.41
FFO per common share - diluted	$1.97	$2.21	$3.91	$4.49
Core FFO per common share - diluted	$1.98	$2.23	$3.93	$4.61

(1) Amounts for the three and six months ended June 30, 2021 include unrealized gains of $3,272 on property technology investments, partially offset by the write-off of asset management fee intangibles associated with the disposition of the final two AC JV communities.
(2) Aggregate impact of (i) Gain on for-sale condominiums and (ii) For-sale condominium marketing, operating and administrative costs, is a net expense of $647 for Q2 2021 and $1,560 for YTD 2021 and a net gain of $1,348 for Q2 2020 and $4,408 for YTD 2020, respectively, as shown on Attachment 1 - Condensed Consolidated Operating Information.
(3) Represents the imputed carry cost of the for-sale residential condominiums at The Park Loggia. The Company computes this adjustment by multiplying the Total Capital Cost of completed and unsold for-sale residential condominiums by the Company's weighted average unsecured debt effective interest rate.

Attachment 13

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community. Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation and amortization. For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.25%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property. Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels. The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Interest Coverage is calculated by the Company as Core EBITDAre, divided by the sum of interest expense, net, and preferred dividends, if applicable. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. A calculation of Interest Coverage for the three months ended June 30, 2021 is as follows (dollars in thousands):

TABLE 4

Core EBITDAre	$335,517

Interest expense (1)	$56,255

Interest Coverage	6.0 times

(1) Includes gains and losses on extinguishment of debt and excludes the impact of gain on interest rate contract, if applicable.

Like-Term Effective Rent Change represents the percentage change in effective rent between two leases of the same lease term category for the same apartment. The Company defines effective rent as the contractual rent for an apartment less amortized concessions and discounts. Average Like-Term Effective Rent Change is weighted based on the number of leases meeting the criteria for new move-in and renewal like-term effective rent change. New Move-In Like-Term Effective Rent Change is the change in effective rent between the contractual rent for a resident who moves out of an apartment, and the contractual rent for a resident who moves into the same apartment with the same lease term category. Renewal Like-Term Effective Rent Change is the change in effective rent between two consecutive leases of the same lease term category for the same resident occupying the same apartment.

Like-Term Lease Rent Change represents the percentage change in contractual rent between two leases of the same lease term category for the same apartment. Average Like-Term Lease Rent Change is weighted based on the number of leases meeting the criteria for new move-in and renewal like-term rent change. New Move-In Like-Term Lease Rent Change is the change in rent between the contractual rent for a resident who moves out of an apartment, and the contractual rent for a resident who moves into the same apartment with the same lease term category. Renewal Like-Term Lease Rent Change is the change in rent between two consecutive leases of the same lease term category for the same resident occupying the same apartment.

Market Rents as reported by the Company are based on the current market rates set by the Company based on its experience in renting apartments and publicly available market data. Trends in Market Rents for a region as reported by others could vary. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Net Debt-to-Core EBITDAre is calculated by the Company as total debt (secured and unsecured notes and the Company's variable rate unsecured credit facility) that is consolidated for financial reporting purposes, less consolidated cash and cash in escrow, divided by annualized second quarter 2021 Core EBITDAre, as adjusted. A calculation of Net Debt-to-Core EBITDAre is as follows (dollars in thousands):

Attachment 13

TABLE 5

Total debt principal (1)	$7,595,080
Cash and cash in escrow	(487,105)
Net debt	$7,107,975

Core EBITDAre	$335,517

Core EBITDAre, annualized	$1,342,068

Net Debt-to-Core EBITDAre	5.3 times

(1) Balance at June 30, 2021 excludes $9,577 of debt discount and $34,910 of deferred financing costs as reflected in unsecured notes, net, and $14,083 of debt discount and $2,877 of deferred financing costs as reflected in notes payable on the Condensed Consolidated Balance Sheets.

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excluding corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, expensed transaction, development and other pursuit costs, net of recoveries, interest expense, net, loss (gain) on extinguishment of debt, net, general and administrative expense, joint venture (income) loss, depreciation expense, corporate income tax expense (benefit), casualty and impairment loss (gain), net, gain on sale of communities, (gain) loss on other real estate transactions, net for-sale condominium activity and net operating income from real estate assets sold or held for sale. The Company considers NOI to be an important and appropriate supplemental performance measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or financing-related costs. NOI reflects the operating performance of a community, and allows for an easier comparison of the operating performance of individual assets or groups of assets. In addition, because prospective buyers of real estate have different financing and overhead structures, with varying marginal impact to overhead as a result of acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Residential NOI represents results attributable to the Company's apartment rental operations, including parking and other ancillary Residential revenue. A reconciliation of Residential NOI to Net Income, as well as a breakdown of Residential NOI by operating segment, is as follows (dollars in thousands):

Attachment 13

TABLE 6
	Q2	Q2	Q1	Q4	YTD	YTD
	2021	2020	2021	2020	2021	2020
Net income	$447,977	$170,869	$142,234	$341,114	$590,211	$338,875
Indirect operating expenses, net of corporate income	24,318	23,407	24,470	27,400	48,788	46,206
Expensed transaction, development and other pursuit costs, net of recoveries	1,653	388	(170)	8,110	1,483	3,722
Interest expense, net	56,104	53,399	52,613	51,589	108,717	109,313
(Gain) loss on extinguishment of debt, net	—	268	(122)	—	(122)	9,438
General and administrative expense	18,465	15,573	17,352	13,465	35,817	32,893
(Income) loss from investments in unconsolidated entities	(26,559)	(512)	467	348	(26,092)	(1,687)
Depreciation expense	184,472	176,249	183,297	177,823	367,769	354,160
Income tax expense (benefit)	10	(1,133)	(755)	(2,178)	(745)	(1,042)
Casualty and impairment loss	1,177	—	—	—	1,177	—
Gain on sale of communities	(334,569)	(35,295)	(53,727)	(249,106)	(388,296)	(59,731)
Gain on other real estate transactions, net	(32)	(156)	(427)	(112)	(459)	(199)
Net for-sale condominium activity	647	(1,348)	913	1,611	1,560	(4,808)
NOI from real estate assets sold or held for sale	(4,749)	(13,581)	(5,800)	(11,180)	(10,549)	(28,572)
NOI	368,914	388,128	360,345	358,884	729,259	798,568

Commercial NOI	(5,678)	(1,986)	(5,367)	343	(11,045)	(8,769)
Residential NOI	$363,236	$386,142	$354,978	$359,227	$718,214	$789,799

Residential NOI
Same Store:
New England	$47,678	$52,015	$46,278	$47,813	$93,956	$104,124
Metro NY/NJ	70,148	74,142	70,166	71,939	140,314	152,764
Mid-Atlantic	54,084	58,902	54,801	55,043	108,885	121,865
Southeast FL	4,545	4,289	4,178	3,966	8,723	8,403
Denver, CO	3,935	3,326	4,019	3,712	7,954	6,666
Pacific NW	17,714	19,564	17,183	17,505	34,897	39,940
No. California	62,854	78,837	63,558	65,901	126,412	159,925
So. California	72,491	76,294	71,654	72,795	144,145	159,240
Total Same Store	333,449	367,369	331,837	338,674	665,286	752,927
Other Stabilized	17,313	15,209	15,586	15,050	32,899	29,799
Development/Redevelopment	12,474	3,564	7,555	5,503	20,029	7,073
Residential NOI	$363,236	$386,142	$354,978	$359,227	$718,214	$789,799

NOI as reported by the Company does not include the operating results from assets sold or classified as held for sale. A reconciliation of NOI from communities sold or classified as held for sale is as follows (dollars in thousands):

TABLE 7
	Q2	Q2	Q1	Q4	YTD	YTD
	2021	2020	2021	2020	2021	2020

Revenue from real estate assets sold or held for sale	$7,719	$21,399	$9,589	$18,004	$17,307	$44,529
Operating expenses from real estate assets sold or held for sale	(2,970)	(7,818)	(3,789)	(6,824)	(6,758)	(15,957)
NOI from real estate assets sold or held for sale	$4,749	$13,581	$5,800	$11,180	$10,549	$28,572

Attachment 13

Commercial NOI is composed of the following components (in thousands):

TABLE 8
	Q2	Q2	Q1	Q4	YTD	YTD
	2021	2020	2021	2020	2021	2020

Commercial Revenue	$7,133	$3,381	$6,839	$974	$13,972	$11,487
Commercial Operating Expenses	(1,455)	(1,395)	(1,472)	(1,317)	(2,927)	(2,718)
Commercial NOI	$5,678	$1,986	$5,367	$(343)	$11,045	$8,769

NOI Enhancing Capex represents capital expenditures that the Company expects will directly result in increased revenue or expense savings, and excludes any capital expenditures for redevelopment.

Other Stabilized is composed of completed consolidated communities that the Company owns, which have Stabilized Operations as of January 1, 2021, or which were acquired subsequent to January 1, 2020. Other Stabilized excludes communities that are conducting or are probable to conduct substantial redevelopment activities.

Projected FFO and Projected Core FFO, as provided within this release in the Company’s outlook, are calculated on a basis consistent with historical FFO and Core FFO, and are therefore considered to be appropriate supplemental measures to projected Net Income from projected operating performance. A reconciliation of the ranges provided for Projected FFO per share (diluted) for the third quarter 2021 to the ranges provided for projected EPS (diluted) and corresponding reconciliation of the ranges for Projected FFO per share to the ranges for Projected Core FFO per share are as follows:

TABLE 9
	Low Range	High Range
Projected EPS (diluted) - Q3 2021	$0.48	$0.58
Depreciation (real estate related)	1.33	1.33
Projected FFO per share (diluted) - Q3 2021	1.81	1.91

Loss on extinguishment of consolidated debt	0.13	0.13
Adjustments related to residential for-sale condominiums at The Park Loggia	0.01	0.01
Unconsolidated entity (gain) loss	(0.05)	(0.05)
Other	0.01	0.01
Projected Core FFO per share (diluted) - Q3 2021	$1.91	$2.01

Projected EPS (diluted) - Full Year 2021	$6.67	$6.87
Depreciation (real estate related)	5.28	5.28
Gain on sale of communities	(4.20)	(4.20)
Projected FFO per share (diluted) - Full Year 2021	7.75	7.95

Loss on extinguishment of consolidated debt and gain on interest rate contract	0.11	0.11
Adjustments related to residential for-sale condominiums at The Park Loggia	0.06	0.06
Unconsolidated entity (gain) loss	(0.06)	(0.06)
Legal and other settlements	0.03	0.03
Executive transition compensation costs	0.02	0.02
Other	0.01	0.01
Projected Core FFO per share (diluted) - Full Year 2021	$7.92	$8.12

Attachment 13

Projected NOI, as used within this release for certain Development communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations following the completion of construction. In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. In addition, projected stabilized operating expenses for Development communities do not include property management fee expense. Projected gross potential for Development communities and dispositions is generally based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI. The weighted average Projected NOI as a percentage of Total Capital Cost ("Weighted Average Initial Projected Stabilized Yield") is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the Development communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the Development communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow. There can be no assurance that the communities under development will achieve the Projected NOI as described in this release.

Redevelopment is composed of consolidated communities where substantial redevelopment is in progress or is probable to begin during the current year. Redevelopment is considered substantial when (i) capital invested during the reconstruction effort is expected to exceed the lesser of $5,000,000 or 10% of the community’s pre-redevelopment basis and (ii) physical occupancy is below or is expected to be below 90% during or as a result of the redevelopment activity. Redevelopment includes two communities containing 572 apartment homes that are currently under active redevelopment as of June 30, 2021.

Residential Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to Residential rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based Residential rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Residential Rental Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

A reconciliation of Same Store Residential rental revenue in conformity with GAAP to Residential Rental Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

TABLE 10
	Q2	Q2	Q1	YTD	YTD
	2021	2020	2021	2021	2020
Residential rental revenue (GAAP basis)	$495,635	$520,212	$491,374	$987,009	$1,060,472
Residential concessions amortized	16,552	2,351	14,535	31,087	3,540
Residential concessions granted	(13,421)	(11,253)	(15,695)	(29,117)	(12,573)

Residential Rental Revenue with Concessions on a Cash Basis	$498,766	$511,310	$490,214	$988,979	$1,051,439

		Q2 2021	Q2 2021		YTD 2021
		vs. Q2 2020	vs. Q1 2021		vs. YTD 2020
% change -- GAAP revenue		(4.7)%	0.9%		(6.9)%

% change -- cash revenue		(2.5)%	1.7%		(5.9)%

Attachment 13

Residential represents results attributable to the Company's apartment rental operations, including parking and other ancillary residential revenue.

Same Store is composed of consolidated communities in the markets where the Company has a significant presence and where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period. Therefore, for 2021 operating results, Same Store is composed of consolidated communities that have Stabilized Operations as of January 1, 2020, are not conducting or are not probable to conduct substantial redevelopment activities and are not held for sale or probable for disposition within the current year.

Same Store Collections are the collection rates based on individual resident and commercial tenant activity as reflected in the Company’s property management systems, and are presented to provide information about collections trends during the COVID-19 pandemic. Prior to the COVID-19 pandemic, the collections information provided was not routinely produced for internal use by senior management or publicly disclosed by the Company, and is a result of analysis that is not subject to internal controls over financial reporting. This information is not prepared in accordance with GAAP, does not reflect GAAP revenue or cash flow metrics, may be subject to adjustment in preparing GAAP revenue and cash flow metrics at the end of the three and six months ended June 30, 2021. Additionally, this information should not be interpreted as predicting the Company’s financial performance, results of operations or liquidity for any period.

Stabilized Operations/Restabilized Operations is defined as the earlier of (i) attainment of 90% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment community, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, offset by proceeds from the sale of any associated land or improvements, all as determined in accordance with GAAP. Total Capital Cost also includes costs incurred related to first generation commercial tenants, such as tenant improvements and leasing commissions. For Redevelopment communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Unconsolidated Development is composed of communities that are either currently under construction, or were under construction and were completed during the current year, in which we have an indirect ownership interest through our investment interest in an unconsolidated joint venture. These communities may be partially or fully complete and operating.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured notes payable as of June 30, 2021 as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the six months ended June 30, 2021 is as follows (dollars in thousands):

Attachment 13

TABLE 11
Year to Date 2021
NOI
Residential NOI:
Same Store	$665,286
Other Stabilized	32,899
Development/Redevelopment	20,029
Total Residential NOI	718,214
Commercial NOI	11,045
NOI from real estate assets sold or held for sale	10,549
Total NOI generated by real estate assets	739,808
NOI on encumbered assets	42,260
NOI on unencumbered assets	$697,548

Unencumbered NOI	94%

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company. Each of the items (i), (ii), (iii) and (iv) is calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance. Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead. The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the investment period for each respective community, including net sales proceeds.